Purchase and

Purchased Facilities:	Option Properties:

[Gladewater, Texas]	[Austin, Texas]
[Marble Falls, Texas]	[New Braunfels, Texas]
[San Antonio, Texas (Sonterra)]	[Waxahachie, Texas]
[San Antonio, Texas (West San Antonio)]	[Garland, Texas]
[McAllen, Texas]	[Fort Worth, Texas]
[Euless, Texas]
[Katy, Texas]

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated as of April 1, 2016, by and between Texas NHI Investors, LLC, a Texas limited liability company (the “Buyer”), and Gladewater Real Estate, LP, a Texas limited partnership, Firehole River Real Estate Holdings – Granite Mesa, Ltd, a Texas limited partnership, Firehole River Real Estate Holdings – Sonterra, Ltd, a Texas limited partnership, Firehole River Real Estate Holdings – West San Antonio, Ltd, a Texas limited partnership, RGV Real Estate Holdings, Ltd, a Texas limited partnership, Firehole River Real Estate Holdings – Euless, LP, a Texas limited partnership, and Firehole River Real Estate Holdings – Katy, LLC, a Texas limited liability company (individually and collectively, the “Seller”), and Legend Healthcare, LLC, a Texas limited liability company (the “Owner”).
RECITALS
WHEREAS, Seller is the owner of the Property (as defined below) or leasehold estate therein or holds an option to purchase the Property; and
WHEREAS, Seller desires to transfer (or cause to be transferred) to Buyer the Property and Seller’s rights as “Optionee” under each of the Option Agreements (as defined below), and Buyer desires to acquire the Property and the Seller’s rights as “Optionee” under the Option Agreements from Seller;
NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, (i) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular; (ii) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles as at the time applicable; (iii) all references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Agreement; (iv) the word “including” shall have the same meaning as the phrase “including, without limitation,” and other phrases of similar import; and (v) the words “herein,”

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“hereof’ and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.
Affiliate: As defined in the Lease.
Agreement Regarding Future Transactions: An agreement mutually satisfactory to Buyer and Seller, providing Buyer with a right of first offer and if the first offer is refused by Seller, a right of first refusal for any subsequent price reduction offered to the market, to enter into any transaction wherein Seller desires to acquire, lease, develop or mortgage a facility (except a transaction where existing owner or lender will remain a landlord or lender), or if Seller desires to do a sale leaseback transaction with an existing facility it operates, or to develop additional facilities. For purposes of this definition “facility” shall include any transitional rehabilitation center, skilled nursing facility or other type of senior housing or combination thereof.
Assignment of Option Agreements: One or more assignments assigning the rights of Seller as “Optionee” under the Option Agreements to Buyer and consented to by the Option Property Seller, as may be required.
Austin Lease: That certain Lease by and between Austin Dessau Road Property, LLC and Legend Oaks – Austin LLC dated May 21, 2009, as amended in February 2014.
Bill of Sale and Assignment: One or more bill(s) of sale and assignment substantially in the form attached hereto as Exhibit B, conveying the Personal Property from Seller to Buyer.
Change of Control: As defined in Section 2.1.
Closing: The transactions taking place pursuant to this Agreement and the Option Agreements on the Closing Date[s].
Closing Date: The date on which Buyer receives from Seller or Option Property Seller, as applicable, conveyance of good and marketable title to the Property, free and clear of all liens, claims and encumbrances (except Permitted Exceptions), which date shall be mutually acceptable to both parties (the “Closing Date”). The actual Closing Date for the Option Property shall be in accordance with Section 7.1.1.
Code: The Internal Revenue Code of 1986, as amended.
Commercial Occupancy Arrangement: As defined in the Lease.
Condemnation: As defined in the Lease.
Consumables: All consumable goods and supplies, including inventories of food, beverages, medical supplies, or similar items utilized in connection with the operation and/or maintenance of the Purchased Facilities.
Current Facility Leases: Collectively, the operating leases for each of the respective Purchased Facilities currently in effect as follows:

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(i)
Lease between Legend Healthcare Gladewater LP, d/b/a Gladewater Nursing Home, as operator, and Gladewater Real Estate, LP, as lessor, having an effective date of February 9, 2006, as amended on November 1, 2011 (the “Gladewater Lease”);

(ii)
Lease between Legend Oaks-Granite Mesa LLC, as operator, and Firehole River Real Estate Holdings – Granite Mesa, Ltd, as lessor, having an effective date of November 1, 2014 (the “Granite Mesa Lease”);

(iii)	Lease between Legend Oaks – Sonterra LLC, as operator, and Firehole River Real Estate Holdings – Sonterra Ltd, as lessor, having an effective date of November 1, 2014 (the “Sonterra Lease”);

(iv)
Lease between Legend Oaks – West San Antonio LLC, as operator, and Firehole River Real Estate Holdings – West San Antonio, Ltd, as lessor, having an effective date of November 1, 2014 (the “West San Antonio Lease”);

(v)
Lease between Legend RGV McAllen, LP, d/b/a McAllen Transitional Care Center, as operator, and RGV Real Estate Holdings, Ltd, as lessor, having an effective date of April 11, 2007, as amended January 27, 2011 (the “McAllen Lease”);

(vi)	Lease between Legend Healthcare Euless LP, as operator, and Firehole River Real Estate Holdings – Euless, LP, as lessor having an effective date of December 30, 2008 (the “Euless Lease”); and

(vii)
Lease between Legend Oaks – Katy LLC, d/b/a Legend Oaks Healthcare & Rehab – Katy, as operator, and Firehole River Real Estate Holdings – Katy, LLC, as lessor, having an effective date of December 26, 2012, as amended March 28, 2013 (the “Katy Lease”).

Current Tenants: The tenants under the Current Facility Leases being Legend Healthcare Gladewater LP under the Gladewater Lease; Legend Oaks-Granite Mesa LLC under the Granite Mesa Lease; Legend Oaks – Sonterra LLC under the Sonterra Lease, Legend Oaks – West San Antonio LLC under the West San Antonio Lease, Legend RGV McAllen, LP under the McAllen Lease, Legend Healthcare Euless LP under the Euless Lease and Legend Oaks – Katy LLC under the Katy Lease.
Deed: One or more Warranty Deed(s) in form acceptable to Buyer, conveying the Property from Seller to the entity designated by Buyer.
Defect: As defined in Section 3.5(b).
Ensign: The Ensign Group, Inc., a Delaware corporation, or an affiliate of it.
Ensign Transaction: A transaction between Legend and Ensign in which the operations of Legend are transferred to Ensign.
Excluded Property: All of Seller’s and the Current Tenants’ Consumables, intellectual property, vehicles, any property to be conveyed in the Ensign Transaction, and accounts receivable.
Excluded Liabilities: As defined in Section 6.3.

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Financial Statements: As defined in Section 5.1.18.
First Amendment to Master Lease: The first amendment to the Lease dated October 31, 2011.
Flood Hazard Area: An area designated by the Federal Emergency Management Agency and/or the Secretary of Housing and Urban Development as having special flood hazards.
Governmental Authority: The United States, the state or commonwealth, county, parish, city and political subdivisions in which all or any portion of the Property is located or which exercise jurisdiction over all or any portion of the Property or use of any Purchased Facility thereon, and any court administrator, agency, department, commission, board, bureau or instrumentality or any of them which exercises jurisdiction over all or any portion of the Property or the construction or use of all or any portion of the Property.
Governmental Requirement: Any law, ordinance, order, rule, regulation, decree or similar edict of a Governmental Authority.
Guarantors: The Guarantors of the Lease pursuant to Guaranty Agreements, as amended, guarantying obligations under the lease.
Hazardous Substances: As defined in the Lease.
Health Care License: As defined in Section 3.10.
Holdback Amount: Fifteen Million and No/100 Dollars ($15,000,000.00) of the Purchase Price to be retained by Buyer in an unfunded escrow at closing.
Intangible Property: All Permits and other intangible property or any interest therein now or on the Closing Date owned or held by any Seller or their respective Affiliate and used in connection with the Property or any business or businesses now or hereafter conducted by Seller or their respective Affiliate and used thereon or with the use thereof, including all rights of Seller in and to all Plans and Specifications, leases, contract rights, agreements, water rights and reservations, zoning rights, business licenses, warranties and guaranties (including those relating to construction and/or fabrication) related to the Property or any part thereof; provided, however, that “Intangible Property” shall not include any of the Excluded Property.
Issuing Agency: As defined in Section 3.10.
Lease: That certain Master Lease by and between NHI of Paris, LLC, NHI of San Antonio, LLC, NHI of East Houston, LLC and NHI of Northwest Houston, LLC, collectively as Lessors and Firehole River Real Estate Holdings – Paris, LLC, SSA Real Estate, LLC, Firehole River Real Estate Holdings – East Houston, LLC and Firehole River Real Estate Holdings – Northwest Houston, LLC, collectively the Lessee, dated as of June 30, 2009 whereby the Paris Facility, the San Antonio Facility, the East Houston Facility and the Northwest Houston Facility (as defined in the Lease) were leased by Lessor to Lessee, as amended by the First Amendment to Master Lease whereby the Added Facilities (as defined in the First Amendment to Master Lease) were leased by Lessor to Lessee and as such Master Lease is to be amended by the Second Amendment to Master Lease.
Leased Property: As defined in the Lease.

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Lessee: The master lessee under the Lease and any sublessees under the Subleases.
Lessor: The lessor under the Lease.
New Braunfels Lease: That certain Lease by and between Bozeman Development, LLC and Legend Oaks – New Braunfels, LLC dated 2014 providing for the lease of the New Braunfels Facility.
Officer’s Certificate: A certificate of any entity signed by an officer duly authorized to do so by such entity.
Option Agreement or Option Agreements: Individually any one of or collectively all of, (a) with respect to the New Braunfels Facility, the Option Agreement executed in August of 2014, between Bozeman Development, LLC and Legend Oaks – New Braunfels, LLC, (b) with respect to the Waxahachie Facility, the Option Agreement contained in the Lease between the parties, dated December 17, 2014, between J-D Waxahachie Realty, LLC and Legend Oaks – Waxahachie, LLC, (c) with respect to the Garland Facility, the Option Agreement dated March ___, 2015, between Bozeman Development, LLC and Legend Oaks – Garland, LLC, (d) with respect to the Fort Worth Facility, the Option Agreement dated March ___, 2015, between Clearlake Healthcare Realty, LLC and Legend Oaks – Fort Worth, LLC, and (e) with respect to the Austin Facility, the Option Agreement dated _______________, between Austin Dessau Road Property, LLC and Firehole River Real Estate Holdings – Austin, Ltd.
Option Property or Option Properties: Individually any one of or collectively all of, (a) the land and all related improvements, , any personal or other property described in the applicable Option Agreement, fixtures and appurtenances of the facility located at 2468 FM 1101, New Braunfels, Comal County, Texas, which land is more particularly described on Exhibit C attached hereto (the “New Braunfels Facility”), (b) the land and all related improvements, personal property, any personal or other property described in the applicable Option Agreement, fixtures and appurtenances of the facility located at 151 Country Meadows Boulevard, Waxahachie, Ellis County, Texas, which land is more particularly described on Exhibit C (the “Waxahachie Facility”), (c) the land and all related improvements, personal property, any personal or other property described in the applicable Option Agreement, fixtures and appurtenances of the facility located at 2625 Belt Line Road, Garland, Dallas County, Texas, which land is more particularly described on Exhibit C (the “Garland Facility”), (d) the land and all related improvements, personal property, any personal or other property described in the applicable Option Agreement, fixtures and appurtenances of the facility located at 4200 Golden Triangle Boulevard, Fort Worth, Tarrant County, Texas, which land is more particularly described on Exhibit C (the “Fort Worth Facility”), and (e) the land and all related improvements, Personal Property, any personal or other property described in the applicable Option Agreement, fixtures and appurtenances of the facility located at 11020 Dessau Road, Austin, Travis County, Texas, which land is more particularly described on Exhibit C (the “Austin Facility”).
Option Property Seller: Individually and collectively, Austin Dessau Road Property, LLC, Bozeman Development, LLC, Clearlake Healthcare, LLC, and J-D Waxahachie Realty, LLC.
Option Purchase Price: The amount identified in each Option Agreement for each Option Property.

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Option Transfer Purchase Price: If the Ensign Transaction closes on or before May 31, 2016, the Option Transfer Purchase Price shall be $2,750,000.00 per Option Property. If the Ensign Transaction does not close on or before May 31, 2016, the Option Transfer Purchase Price shall be $17,750,000.00 per option property, less the Option Purchase Price for each Option Property. Notwithstanding the foregoing, the Option Transfer Purchase Price for the Austin Facility shall be $0.00.
Organizational Documents: Collectively, as applicable, the articles or certificate of incorporation, articles or certificate of limited partnership, articles of organization, certificate of limited liability company, bylaws, partnership agreement, operating agreement, trust agreement, statement of partnership, fictitious business name filings and all other organizational documents relating to the creation, formation and/or existence of a business entity, together with resolutions of the board of directors, partner or member consents, trustee certificates, incumbency certificates and all other documents or instruments approving or authorizing the transactions contemplated hereby and the Exhibits hereto.
OSHA: As defined in Section 5.1.31.
Permits: All permits, licenses, approvals, entitlements and other authorizations issued by Governmental Authorities (including certificates of occupancy) required in connection with the ownership, planning, development, construction, use, operation and/or maintenance of each Facility for its Primary Intended Use, and all amendments, modifications, supplements, general conditions and addenda thereto, other than any licenses or permits included within the definition of Excluded Property.
Permitted Exceptions: Collectively, (i) liens for taxes, assessments and governmental charges not yet past due and payable or delinquent, (ii) the Permitted Exceptions under the Option Agreements, and (iii) such other title exceptions as Buyer may approve in writing in its sole and absolute discretion.
Personal Property: All Intangible Property and all tangible personal property of every kind and nature located at, upon or about, or affixed or attached to, or installed in each Purchased Facility or used or to be used in connection with and incorporated into or otherwise relating to such Purchased Facility or its ownership, planning, development, construction, operation and/or maintenance, including the following:

(i)
All equipment, machinery, fixtures, furniture and furnishings and other tangible personal property, including all components thereof, now or on the Closing Date located in, on or used in connection with each Purchased Facility, including all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air cooling and air conditioning systems, apparatus, sprinkler systems, fire and theft protection equipment, built-in oxygen and vacuum systems, tools, repair parts, appliances and communications equipment, to the extent any of the foregoing items are not conveyed from Seller to Buyer as part of the Purchased Facilities pursuant to the Deed; and

(ii)	Those specific items of tangible personal property described on Exhibit B attached to the Bill of Sale and Assignment.

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Notwithstanding the foregoing, “Personal Property” shall not include any of the Excluded Property.
Plans and Specifications: All drawings (including final and complete “as-builts”), plans, specifications, blueprints, maps, studies, structural reviews, surveys (including “as-built”) and engineering, soil, seismic, geologic, architectural and other reports relating to the Property.
Primary Intended Use: As defined in the Lease with respect to each Purchased Facility.
Property: Collectively, the Purchased Facilities and the Option Properties or, where applicable, the Purchased Facilities and the Option Properties together with the Personal Property.
Purchase Option: As defined in Section 7.1.1.
Purchase Price: Subject to the Holdback Amount, One Hundred Eight Million and No/100 Dollars ($108,000,000.00) as the aggregate purchase price for all of the Purchased Facilities (including Seller’s rights as “Optionee” under each of the Option Agreements) and allocated as set forth on Exhibit D attached hereto.
Purchased Facility or Purchased Facilities: Individually any one of or collectively all of, (a) the land and all related improvements, Personal Property, fixtures and appurtenances of the facility located at 1201 Farm to Market Road 2685, in the City of Gladewater, County of Upshaw, State of Texas, which land is more particularly described on Exhibit A attached hereto (the “Gladewater Facility”), (b) the land and all related improvements, Personal Property, fixtures and appurtenances of the facility located at 14014 Max Copeland Drive, in the City of Marble Falls, County of Burnet, State of Texas, which land is more particularly described on Exhibit A (the “Marble Falls Facility”), (c) the land and all related improvements, Personal Property, fixtures and appurtenances of the facility located at 18514 Sonterra Place, in the City of San Antonio, County of Bexar, State of Texas, which land is more particularly described on Exhibit A (the “Sonterra Facility”), (d) the land and all related improvements, Personal Property, fixtures and appurtenances of the facility located at 222 Bertetti Drive, in the City of San Antonio, County of Bexar, State of Texas, which land is more particularly described on Exhibit A (the “West San Antonio Facility”), (e) the land and all related improvements, Personal Property, fixtures and appurtenances of the facility located at 2109 South K Center Street, in the City of McAllen, County of Hidalgo, State of Texas, which land is more particularly described on Exhibit A (the “McAllen Facility”), (f) the land and all related improvements, Personal Property, fixtures and appurtenances of the facility located at 900 Westpark Way in the City of Euless, County of Tarrant, State of Texas, which land is more particularly described on Exhibit A (the “Euless Facility”) and (g) the land and all related improvements, Personal Property, fixtures and appurtenances of the facility located at 21727 Provincial Boulevard in the City of Katy, County of Harris, State of Texas, which land is more particularly described on Exhibit A (the “Katy Facility”).
Resident and/or Patient Agreements: Any and all leases, rental and occupancy agreements, lease commitments, admission and payment documents, reservation agreements and concessions, all deposits made thereunder, all guaranties of any of the foregoing, and any and all patient and/or resident trust accounts, in each case with respect to the Property.
Second Amendment to Master Lease: The second amendment to the Lease of even date herewith under which the Lease is amended to include Seller as Lessee, and to add Buyer as the

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Lessor and to add the Purchased Facilities to the Leased Property thereunder, all in such form as is acceptable to Buyer.
State: The State in which the Property is located.
Sublease: The subleases between the operators of the Purchased Facilities and the Lessee.
Title Insurer: Texas Investors Title Company.
Title Policy: Texas Investors Title Company.
Transaction Documents: Collectively, this Agreement, the Option Agreements, the Assignments of the Option Agreements, the Deed, the Bill of Sale and Assignment, the Agreement Regarding Future Transactions, the Lease, and such other documents as are reasonably necessary to effectuate the closing of the purchase and sale transactions described herein.
ARTICLE II
TERMS OF SALE AND LEASEBACK
Section 2.1    Sale. On the Closing Date, subject to the conditions of this Agreement, Seller agrees to sell, transfer and convey or cause to be conveyed to Buyer, and Buyer agrees to purchase and acquire, the applicable Property and Seller’s rights as “Optionee” under each of the Option Agreements for the Purchase Price, subject to the Holdback Amount. Seller shall cause each Property (or Seller’s rights as “Optionee” under each Option Agreement) to be transferred, conveyed and assigned to the affiliate of Buyer designated on Exhibit E attached hereto. The allocated Purchase Price less the Holdback Amount (Holdback Amount only applicable for the Closing of the Purchased Facilities) shall be paid to Seller in cash on the applicable Closing Date by wire transfer or such other method as Buyer and Seller may agree upon. The Holdback Amount shall be held by Buyer in an unfunded escrow at closing. The Holdback Amount shall be paid and distributed to Seller upon Ensign becoming the Lessee under the Lease (the “Change of Control”). If the Change of Control does not occur on or before June 30, 2016, or as extended by the Seller and Buyer in writing, Buyer shall not be obligated to fund the Holdback Amount and will only do so in its absolute and sole discretion. For purposes of the Closing, the Purchase Price shall be allocated to the Purchased Facilities as apportioned as set forth on Exhibit D attached hereto.
Section 2.2    Closing. The Closing shall be held at such location as Buyer and Seller may agree upon or through an escrow or sub-escrow with Title Insurer. In the event that the Closing is to take place through an escrow or sub-escrow, the parties shall mutually execute and deliver to Title Insurer, as escrow holder, joint escrow and/or recording instructions consistent with this Agreement on or prior to the Closing Date. In the event of any conflict between the provisions of this Agreement or any such escrow and/or recording instructions or any general instructions required by Title Insurer to be executed by Buyer and Seller in connection therewith, the provisions of this Agreement shall control. If the Closing of the Purchased Facilities does not take place on or prior to June 30, 2016, Buyer may terminate this Agreement in its sole and absolute discretion and exercise any remedies provided hereunder or by law.
Section 2.3    Conveyance. On the Closing Date, subject to the terms and conditions of this Agreement, the following shall occur: (i) Legend Healthcare Gladewater LP shall deliver the Deed and the Bill of Sale and Assignment and such other instruments (including all other Transaction

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Documents) as shall be necessary to convey, assign and grant to Buyer good and marketable title to the Gladewater Facility, free and clear of all liens, claims and encumbrances (except for Permitted Exceptions); (ii) Legend Oaks-Granite Mesa LLC shall deliver the Deed and the Bill of Sale and Assignment and such other instruments (including all other Transaction Documents) as shall be necessary to convey, assign and grant to Buyer good and marketable title to the Marble Falls Facility, free and clear of all liens, claims and encumbrances (except for Permitted Exceptions); (iii) Legend Oaks – Sonterra LLC shall deliver the Deed and the Bill of Sale and Assignment and such other instruments (including all other Transaction Documents) as shall be necessary to convey, assign and grant to Buyer good and marketable title to the Sonterra Facility, free and clear of all liens, claims and encumbrances (except for Permitted Exceptions); (iv) Legend Oaks – West San Antonio LLC shall deliver the Deed and the Bill of Sale and Assignment and such other instruments (including all other Transaction Documents) as shall be necessary to convey, assign and grant to Buyer good and marketable title to the West San Antonio Facility, free and clear of all liens, claims and encumbrances (except for Permitted Exceptions); (v) Legend RGV McAllen, LP shall deliver the Deed and the Bill of Sale and Assignment and such other instruments (including all other Transaction Documents) as shall be necessary to convey, assign and grant to Buyer good and marketable title to the McAllen Facility, free and clear of all liens, claims and encumbrances (except for Permitted Exceptions); (vi) Legend Healthcare Euless LP shall deliver the Deed and the Bill of Sale and Assignment and such other instruments (including all other Transaction Documents) as shall be necessary to convey, assign and grant to Buyer good and marketable title to the Euless Facility, free and clear of all liens, claims and encumbrances (except for Permitted Exceptions); and (vii) Legend Oaks – Katy LLC shall deliver the Deed and the Bill of Sale and Assignment and such other instruments (including all other Transaction Documents) as shall be necessary to convey, assign and grant to Buyer good and marketable title to the Katy Facility, free and clear of all liens, claims and encumbrances (except for Permitted Exceptions). Each party shall also execute and deliver such instruments and take such actions as either party may reasonably request in order to effectuate the purposes of this Agreement. Without limiting the foregoing, the parties agree that, for the Purchased Facilities, on the Closing Date:
(a)    The Deed shall be sufficient to convey good and indefeasible fee simple title to the Property (other than the Personal Property), and shall be duly executed, acknowledged and in recordable form. The Deed shall include (if applicable) the appropriate State and/or county real estate transfer tax declaration of real estate value or other tax affidavit as may be required by the jurisdiction in which the Property is located. The Deed shall be deemed to include all appurtenances to the Property conveyed thereby and any existing improvements located on the Property.
(b)    The Bill of Sale and Assignment shall also be sufficient to convey good and marketable title to the Personal Property and shall be duly executed. In addition, Seller or Option Property Seller, as applicable, will execute or obtain and deliver to Buyer on the Closing Date all other proper instruments for the conveyance of such title to the Personal Property.
(c)    Lessor and Lessee shall execute the Second Amendment to Master Lease.
(d)    Seller and Buyer shall execute the Assignment of Option Agreement for the Austin Facility.

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(e)    Seller and Buyer shall execute the Agreement Regarding Future Transactions.
(f)    Seller shall deliver, (i) a “FIRPTA” certificate in form and substance satisfactory to Buyer and in conformance with Section 1445(b)(2) of the Code, to the effect that Seller is not a foreign person, and (ii) such other affidavits or certificates as may be reasonably required by Buyer to the effect that Buyer is not required to withhold taxes from the payment of sale proceeds to Seller under any other applicable State, commonwealth, local or other tax laws.
(g)    Buyer and Seller shall execute a closing settlement statement in form and substance satisfactory to Buyer and Seller.
(h)    All other Transaction Documents, other than the Assignment of the Option Agreements for Option Properties other than the Austin Facility, shall be executed and delivered by all parties thereto.
Section 2.4    Prorations. There shall be no adjustment between Buyer or Seller for taxes, assessments, water charges, utilities, receivables or rents, if any, premiums on existing insurance policies, if any, or any other items relating to the Purchased Facilities, it being understood by the parties that Seller, as Lessee under the Lease, shall be obligated to pay the same under the terms thereof from and after the Closing Date.
Section 2.5    Title and Survey Objections. To the extent the title commitments, surveys, lien searches, environmental reports or zoning reports disclose any defects or other matters to which Buyer objects (any such defect or other matter being referred to as a “Defect”), then the Buyer shall provide such written objection to Seller within ten (10) business days of the later of the receipt of the last of these reports or the execution date of this Agreement. Seller shall have ten (10) business days to cause each such Defect to be removed or resolved in a manner acceptable to Buyer. If Seller is unable or unwilling to remove or resolve such Defects, then, at the option of Buyer, Buyer may: (i) terminate this Agreement, in which event any earnest money shall be refunded to Buyer immediately upon request, all rights and obligations of the parties under this Agreement shall expire, and this Agreement shall become null and void; or (ii) waive such satisfaction and performance and consummate the purchase and sale of the Property. Notwithstanding the foregoing, if, as the result of any intentional act or failure to act of Seller after the date of this Agreement, a Defect is created, Seller shall provide written notice of such Defect to Buyer and Seller shall have a reasonable time to cure such Defect. If Seller fails to cure such Defect after a reasonable cure period, but in no event greater than ten (10) business days after the date Seller gained knowledge of the Defect, such failure shall constitute a default by Seller under this Agreement, in which event Buyer shall be entitled to any and all remedies available under this Agreement or at law or in equity.
Section 2.6    Costs.
2.6.1    Seller’s Costs. Seller shall pay or cause to be paid:
(a)    any and all State, municipal or other documentary, transfer, stamp, sales, use or similar taxes payable in connection with the delivery of any instrument or document provided in or contemplated by this Agreement or the Exhibits hereto,

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any agreement or commitment described or referred to herein or the transactions contemplated herein, together with interest and penalties, if any, thereon;
(b)    all expenses of or related to the issuance of the title insurance commitment and policy, chain of title reports, and all escrow fees and charges;
(c)    the charges for or in connection with the recording and/or filing of any instrument or document provided herein or contemplated by this Agreement or any agreement or document described or referred to herein;
(d)    any and all broker’s fees or similar fees claimed by any party acting by or on behalf of Seller in connection with the transactions contemplated herein;
(e)    all expenses of any surveys, property condition, geotechnical and environmental reports and all other out-of-pocket costs incurred by Buyer in connection with the transaction contemplated hereby; and
(f)    Buyer’s or its Affiliates’ legal fees and expenses incurred in connection with the transactions contemplated hereunder and the Exhibits hereto.
Section 2.7    Second Amendment To Master Lease. The Second Amendment To Master Lease shall modify the original Lease as set forth on Exhibit F attached hereto.
ARTICLE III
CONDITIONS TO THE OBLIGATION OF BUYER TO CLOSE
The obligations of Buyer hereunder are subject to the satisfaction or waiver by Buyer of the conditions set forth below. Should any condition set forth in this Article III not be fulfilled or waived on the Closing Date to the satisfaction of Buyer, Buyer may, at its option, without waiving any rights provided in this Agreement, terminate this Agreement by delivering notice of such termination to Seller prior to Closing, and thereafter be relieved of all obligations hereunder. If Buyer fails to terminate this Agreement prior to Closing, all conditions set forth in this Article III will be deemed to have been satisfied or waived by Buyer; provided, however, that in no event shall any such deemed satisfaction or waiver be deemed to limit or release Seller, Owner, or Lessee from any damages or liabilities resulting from a breach of any express representations, warranties or covenants of Seller, Owner, or Lessee hereunder or under the other Transaction Documents. This entire Article III shall only apply to the Purchased Facilities. Notwithstanding the foregoing, in the event an Option Property Seller doesn’t fulfill the obligations set forth in this Article III for each Option Property, regardless of such Option Property Seller’s obligations under the applicable Option Agreement, Seller shall be responsible for any expenses incurred by Buyer as a result thereof and Buyer may deduct any such expenses from the applicable Option Transfer Purchase Price.
Section 3.1    Performance. Owner, Seller, Lessee, and their respective Affiliates shall have performed each and all of the covenants and obligations required to be performed by them on or prior to the Closing hereunder and under the Transaction Documents.
Section 3.2    Representations and Warranties; Officer’s Certificates. Each and all of the representations and warranties of Owner, Seller, and Lessee under the Transaction Documents, shall be true and correct on, and as of the Closing Date, as though given as of the Closing Date, and Owner, Seller, and Lessee shall have delivered to Buyer officer’s certificates to that effect.

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Section 3.3    Default. No event shall have occurred that would constitute a default, or which with notice or the lapse of time, or both, would constitute such a default, by Owner, Seller, and/or Lessee under the Transaction Documents.
Section 3.4    Recordation and Costs. Seller shall (a) have made arrangements for the Deed and any other Transaction Documents that, in Buyer’s discretion should be recorded (including Uniform Commercial Code financing statements and/or fixture filings), to be recorded or filed for recordation in the manner required by the laws of the State or any other applicable state, and (b) pay, or arrange to be paid, all costs and fees to be paid by Seller pursuant to Section 2.5, and such arrangements shall be satisfactory to Buyer and its counsel in all respects.
Section 3.5    Title Insurance.
(g)    Buyer shall have received, at Seller’s expense, a commitment from Title Insurer satisfactory to Buyer and its counsel for a policy of title insurance showing good and indefeasible title to the Property in fee simple vested in Buyer as of the Closing, subject only to the Permitted Exceptions. Such policy (the “Title Policy”), when issued, shall:
(i)    be in current Texas promulgated form;

(ii)	be issued in an amount equal to the Purchase Price; and
(iii)    include such endorsements as Buyer may reasonably require.
(h)    Seller shall provide an owner’s affidavit to the Title Insurer sufficient to remove such standard exceptions that can be removed with an owner’s affidavit.
Section 3.6    Survey. Buyer shall have received, at Seller’s expense, and approved, with respect to each Facility, a final “as-built” ALTA survey completed in accordance with the Minimum Standard Detail requirements for ALTA/ACSM Land Title Surveys, with additional Title A survey requirements, jointly established and adopted by ALTA and ACSM in 1999 that meet the requirements of a Class A Survey as defined therein, certified within thirty (30) days of the Closing Date (or such other form of survey which is in form and substance satisfactory to Buyer). Such survey(s) shall be in form and substance satisfactory to Buyer. Seller shall also deliver to Buyer copies of the floor plans for each Facility.
Section 3.7    Option Agreements. Seller shall have obtained all consents required to assign the Option Agreements to Buyer in accordance with the terms of this Agreement.
Section 3.8    Termination of Current Facility Leases. Current Tenants shall have executed agreements to terminate the Current Facility Leases effective upon the effective date and time of the Second Amendment To Master Lease.
Section 3.9    Environmental Report. Buyer shall have received, at Seller’s expense, a written Phase I (and Phase II if Buyer deems such report to be necessary) environmental report from a qualified geotechnical or engineering firm acceptable to Buyer, in form and substance satisfactory to Buyer, concerning the presence, handling, treatment and disposal of Hazardous Substances on, in or under each Purchased Facility and disclosing (a) the results of a review of prior uses of such Facility disclosed by local public records, including a chain of title report from the

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Title Insurer, in form and substance satisfactory to Buyer, showing all previous owners and lessees of such Facility from 1940 to the present; (b) contacts with local officials to determine whether any records exist with respect to the disposal of Hazardous Substances on such Facility; (c) if recommended by such engineering or geotechnical firm or required by Buyer, soil samples and groundwater samples consistent with good engineering practice; and (d) reasonable evaluations of the surrounding areas for sensitive environmental receptors such as drinking water wells or aquifers, hospitals and schools, and evidence regarding the use and/or historical use of such areas.
Section 3.10    Entitlements. Buyer shall have received and approved, with respect to each Facility, evidence satisfactory to it that (a) the Facility complies in all respects with all zoning laws and ordinances, (b) the Facility and/or Lessee holds all licenses, permits, accreditations, authorizations and certifications from all applicable Governmental Authorities required for the operation thereof for its Primary Intended Use and for all other uses (if any) contemplated under the Lease, including the applicable license (the “Health Care License”), from the Texas Department of Human Services (the “Issuing Agency”); (c) the Facility is not subject to, or threatened with, any hold on admissions or other sanction and there are no outstanding, or threatened, notices of deficiency resulting from any survey of the Facility which have not been fully responded to with an acceptable plan of correction with which the Facility is being operated in compliance; and (d) the Facility is, to the extent applicable, (A) duly certified as a provider under the Medicare and Medicaid programs and (B) in compliance in all material respects with all Governmental Requirements, including rules and regulations relating to Medicare/Medicaid fraud and abuse practices and all insurance requirements.
Section 3.11    Condemnation; Casualty. No Condemnation shall be pending or threatened with respect to the Property or any portion thereof and no casualty shall have occurred with respect to the Property or any portion thereof.
Section 3.12    Financial Condition.
3.12.1    Buyer shall have received and approved (a) financial statements for each of Owner, Seller, and Lessee and their consolidated Affiliates, and (b) operating statements for each Facility, in each case for the years ended December 31, 2013, December 31, 2014, December 31, 2015 and the most current year to date 2016.
3.12.2    Buyer shall have received evidence satisfactory to it that no material adverse change in the financial condition, census, business, or prospects of any Purchased Facility or of Owner, Seller; Lessee, and their respective Affiliates has occurred from December 31, 2013 through the Closing;
3.12.3    Buyer shall have received and approved UCC searches against Owner, Seller, and Lessee showing no liens on the Property; and
3.12.4    Buyer shall have received and approved all pending or threatened litigation or governmental proceedings seeking to enjoin, challenge or collect material damages in connection with Seller, Lessee or any Purchased Facility.
Section 3.13    Proceedings. Buyer shall have reviewed and approved all corporate, limited liability company, partnership and other proceedings to be taken by Owner, Seller, and Lessee in connection with the transactions contemplated hereunder and under the other Transaction

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Documents and the Exhibits hereto and thereto and all documents and certificates incident thereto, including the Organizational Documents of Seller, and Lessee and such other documents and certificates as Buyer or its counsel shall reasonably request.
Section 3.14    Records. Buyer shall have reviewed, to the extent in the possession or control of Seller, originals (or copies thereof certified to Buyer) of all documents or other instruments relating to the Intangible Property, all operating reports and such other records pertaining to the Property as Buyer shall reasonably request.
Section 3.15    Insurance. Buyer shall have received certificates with respect to, and copies of the policies of, the insurance required to be carried by Lessee under the Lease, together with evidence satisfactory to Buyer that the premiums therefor due on or prior to the Closing Date have been paid in full.
Section 3.16    Transaction Documents. (a) Lessee shall have executed and delivered to Lessor two (2) counterpart originals of each of the Second Amendment to Master Lease and amended any and all security agreements, escrow agreements, guaranty and other agreements that were executed in connection with the Lease, (b) Seller shall have executed and delivered the applicable Deed, properly acknowledged and otherwise in recordable form, and the Bill of Sale and Assignment to Buyer, (c) Seller and Option Property Seller shall have executed and delivered to an executed Assignment of Option Agreements for the Austin Facility to Buyer, (d) Seller shall have executed and delivered the Agreement Regarding Future Transactions to Buyer, and (e) all other Transaction Documents, other than the Assignment of the Option Agreements for Option Properties other than the Austin Facility, shall have been duly executed, acknowledged (if applicable) and delivered by and to all appropriate parties thereto.
Section 3.17    Due Diligence. Buyer shall be satisfied with the completion of such other due diligence items as are customary in a transaction of this type.
ARTICLE IV
CONDITIONS TO THE OBLIGATION OF SELLER TO CLOSE
The obligations of Seller hereunder are subject to the satisfaction or waiver by Seller of the conditions set forth below. Should any condition set forth in this Article IV not be fulfilled or waived on the Closing Date to the satisfaction of Seller, Seller may, at its option, without waiving any rights provided in this Agreement, terminate this Agreement by delivering notice of such termination to Buyer prior to Closing, and thereafter be relieved of all obligations hereunder. If Seller fails to terminate this Agreement prior to Closing, all conditions set forth in this Article IV will be deemed to have been satisfied or waived by Seller; provided, however, that in no event shall any such deemed satisfaction or waiver be deemed to limit or release Buyer from any damages or liabilities resulting from a breach of any express representations, warranties or, covenants of Buyer hereunder or under the other Transaction Documents. This entire Article IV shall only apply to the Purchased Facilities.
Section 4.1    Performance. Buyer and its Affiliates shall have performed each and all of the covenants and obligations required to be performed by them on or prior to the Closing hereunder and under the other Transaction Documents;

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Section 4.2    Representations and Warranties. Each and all of the representations and warranties of Buyer hereunder shall be true and correct on and as of the Closing Date, as though given as of the Closing Date; and
Section 4.3    Transaction Documents. (a) Buyer shall have executed and delivered to Seller or Lessee (as applicable) two (2) counterpart originals of the Second Amendment to Master Lease, (b) Buyer shall have executed and delivered to Seller the Bill of Sale and Assignment, (c) Buyer shall have executed and delivered to Seller the Agreement Regarding Future Transactions, and (d) all other Transaction Documents, other than the Assignment of the Option Agreements for Option Properties other than the Austin Facility, shall have been executed, acknowledged (if applicable) and delivered by and to all appropriate parties thereto.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
Section 5.1    By Owner and Seller. Without limiting the representations and warranties of Owner, Seller, Lessee, or their respective Affiliates under the other Transaction Documents, Owner and Seller each jointly and severally represents and warrants as follows as of the Closing Date.  For purposes of this Section 5.1, the terms Purchased Facility and Purchased Facilities shall be deemed to include each Option Property and the representations and warranties contained in this Section 5.1 shall be deemed made as of April 1, 2016 for each Option Property:
5.1.1    Each of Owner, Seller, and Lessee, as applicable, is duly organized, validly existing and, to the extent applicable, in good standing under the laws of its state of organization/formation (and with respect to Lessee, is qualified to do business and is in good standing in the State), has full power, authority and legal right to execute and deliver and to perform and observe the provisions of the Transaction Documents to which it is a party, and otherwise carry out the transactions contemplated thereunder.
5.1.2    This Agreement has been, and on the Closing Date, the other Transaction Documents and all other documents to be executed by Owner, Seller or Lessee hereunder or thereunder will have been, duly authorized, executed and delivered by Seller or Lessee (as applicable) and constitute and will constitute the valid and binding obligations of Owner, Seller or Lessee (as applicable) enforceable against it/them in accordance with their respective terms.
5.1.3    Each of Owner, Seller, and Lessee is solvent, has timely and accurately filed all tax returns required to be filed by it, and is not in default in the payment of any taxes levied or assessed against it or any of its assets, or subject to any judgment, order, decree, rule or regulation of any Governmental Authority which would, in each case or in the aggregate, adversely affect its condition, financial or otherwise, or its prospects, any Purchased Facility or the transactions contemplated hereunder or the Exhibits hereto.
5.1.4    No consent, approval or other authorization of, or registration, declaration or filing with, any Governmental Authority is required for the due execution and delivery of this Agreement, any of the other Transaction Documents or any other documents to be executed by Owner, Seller or Lessee, hereunder, or for the performance by or the validity or enforceability thereof against Seller or Lessee, other than the recording or filing for recordation of the Deed.

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5.1.5    Except as set forth on Schedule 5.1.5, there are no claims, actions, proceedings or investigations, including Condemnation proceedings or tax audits, pending on the Purchased Facilities and, or to Seller’s knowledge on the Option Properties or, to Seller’s knowledge, threatened, against or affecting Owner, Seller, or Lessee, for the Property or the use or operation of the Property as a skilled nursing facility, assisted living, dementia or residential facility (including, without limitation, disputes with tenants, employees, managers, residents, holders of deeds of trust, mortgagees, governmental authorities, utility companies, contractors, adjoining land owners, or suppliers of goods or services), or for or involving revocation of any existing Permits issued to Seller or in respect of the Property or which are otherwise required to operate the Project or to obtain reimbursement of expenses or costs.
5.1.6    The execution and delivery of this Agreement, the other Transaction Documents and all other documents to be executed by Owner, Seller or Lessee hereunder, compliance with the provisions hereof and thereof and the consummation of the transactions contemplated hereunder and thereunder will not result in (a) a material breach or violation of (i) any Governmental Requirement, (ii) the Organizational Documents of Owner, Seller or Lessee; (iii) any judgment, order or decree of any Governmental Authority binding upon Seller or Lessee; or (iv) any agreement or instrument to which Owner, Seller or Lessee is a party or by which it is bound; (b) the acceleration of any obligation of Seller or Lessee; or (c) the creation of any lien, encumbrance or other matter affecting title (other than the Lease and the Permitted Exceptions) to the Property.
5.1.7    The Option Agreements have not been amended or modified, other than the amendments which allow for the assignment of the Option Agreements to National Health Investors, Inc., or its affiliate. The Option Agreements remain in full force and effect.
5.1.8    Seller has obtained all consents, permits, licenses, approvals and authorizations from Governmental Authorities or other third parties which are necessary to permit the conveyance of the Purchased Facilities in accordance with the provisions of this Agreement.
5.1.9    To the best of Seller’s knowledge, each Purchased Facility and Option Property is in compliance with all applicable zoning ordinances and the Permitted Exceptions.
5.1.10    To the extent necessary to operate each Purchased Facility and any Option Property that has received its license to operate for its Primary Intended Use and/or to receive governmental and/or private payor reimbursements, each Purchased Facility is (a) duly certified as a provider under the Medicare and Medicaid programs (if applicable), (b) in compliance in all material respects with all Governmental Requirements, and (c) not subject to, or threatened with, any hold on admissions or other sanction and there are no outstanding or threatened notices of material deficiencies resulting from any survey of the Purchased Facility which have not been fully responded to with an acceptable plan of correction under which the Purchased Facility is being operated in compliance.
5.1.11    As of the Closing, all managed care contracts and all Medicare and Medicaid participation agreements for each Purchased Facility and Option Facility if it has received its license to operate, if any, will be in full force and effect and no action will have been taken to revoke, cancel, suspend or modify any of such agreements.

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5.1.12    (a) There are no underground tanks located on the Property, there are no Hazardous Substances currently located on the Property (except to the extent the existence thereof does not violate applicable Environmental Laws), and, to the knowledge of Seller, no such tanks have ever been located on the Property and no such Hazardous Substances (except to the extent the existence thereof does not violate applicable Environmental Laws) have ever been present, used, stored, treated, released from or disposed of or on the Property (b) no enforcement, cleanup, removal or other governmental or regulatory actions have, at any time, to the knowledge of Seller, been instituted or threatened with respect to the Property; (c) there is no current or, to the best of Seller’s knowledge, prior violation of, or state of noncompliance with, any environmental law relating to Hazardous Substances with respect to the Property; (d) no claims have been made or, to the best of Seller’s knowledge, threatened by any third party with respect to the Property relating to damage, contribution, cost recovery, compensation, loss or injury resulting from or related to any Hazardous Substance; and (e) to the best of Seller’s knowledge, there are no current, and have been no, businesses engaged in the storage, treatment or disposal of Hazardous Substances (except to the extent the existence thereof does not violate applicable Environmental Laws) on any property adjacent to any Property.
5.1.13    To the best of Seller’s knowledge, no portion of the Property is located within an area of special risk with respect to natural or man-made disasters or hazards, including any Flood Hazard Area.
5.1.14    To the best of Seller’s knowledge, there are no adverse geological or soil conditions affecting the Property or any portion thereof.
5.1.15    All public utilities, including telephone, gas, electric power, sanitary and storm sewer and water, are available for connection at the boundaries of each Purchased Facility.
5.1.16    Except as set forth on the survey, the Property has access to a publicly dedicated roadway. To the best of Seller’s knowledge, there are no encroachments onto the Property nor is anything place on the Property encroaching on any adjoining property.
5.1.17    The Current Tenants are in possession of the Purchased Facilities under the Current Facility Leases. For purposes of this Section 5.1.17, “Current Tenants” shall be deemed to include Legend Oaks – New Braunfels, LLC and Legend Oaks – Austin, LLC and the “Current Facility Leases” shall be deemed to include the New Braunfels Lease and the Austin Lease.
5.1.18    Each of Owner, Seller, and Lessee has delivered to Buyer: (a) copies of the financial statements for itself and its consolidated Affiliates for the years ended December 31, 2013, December 31, 2014 and December 31, 2015, and (b) unaudited operating statements for each Purchased Facility for the period ended January 31, 2016 (collectively, the “Financial Statements”), and the Financial Statements are true, correct and complete in all material respects, have been prepared from and in accordance with the books and records of Owner, Seller and Lessee, and the Facilities, as applicable, and fairly present the financial position and results of operations of Owner, Seller or Lessee and each Purchased Facility, respectively, at the date(s) and for the period(s) indicated.
5.1.19    Since December 31, 2012, there has been no material adverse change in the financial condition of Owner, Seller, Lessee or their respective Affiliates taken as a whole, and since

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December 31, 2012, there has been no material adverse change in the financial condition of any Purchased Facility from that disclosed in the operating statements.
5.1.20    Each of Owner, Seller, and Lessee has delivered to Buyer copies of all of its Organizational Documents. Such Organizational Documents are true, correct and complete in all material respects.
5.1.21    Neither this Agreement nor any certificate, statement or other document furnished or to be furnished to Buyer by or on behalf of Owner, Seller, or Lessee in connection with the transactions contemplated hereunder and the Exhibits hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.
5.1.22    Buyer is not required to withhold taxes from the payment of sale proceeds to Seller under the Code or any applicable State, commonwealth, local or other tax laws.
5.1.23    Seller is not a foreign person for purposes of Section 1445 of the Code.
5.1.24    Seller has good, marketable and insurable fee simple title to the Purchased Facilities, and such title will, as of the Closing Date, be free and clear of all mortgages and security interests, leases judgments, and other encumbrances except for the Permitted Exceptions.
5.1.25    Seller owns all of the Personal Property, and such ownership will, as of the Closing Date, be free and clear of all liens, claims, security interests, leases and rights of others. None of the Personal Property is leased by or to Seller, except for the property listed in Schedule 5.1.25. The Personal Property includes all furniture, fixtures, machinery, equipment and other personal property used or useful in the operation of the Purchased Facilities and is sufficient for the operation of the Purchased Facilities as it has been operated and managed heretofore.
5.1.26    Neither Owner, Seller, nor Lessee, nor any Affiliate of Seller or Lessee, is retaining any contiguous or adjacent property to any Purchased Facility or any Option Property.
5.1.27    Except as set forth in the Lease, there are no Commercial Occupancy Arrangements affecting the Property (or any portion thereof), and there is no other Person (as defined in the Lease) in possession or occupancy of the Property (or any portion thereof) nor are there any other persons who have possessory rights to the Property, except for patients or residents of the Purchased Facilities.
5.1.28    The Purchase Price represents fair and adequate consideration for the Property.
5.1.29    The sale of the Property on the terms and conditions set forth in this Agreement, together with the other transactions contemplated herein, are the result of arm’s length transactions among Seller and Buyer and/or their respective Affiliates.
5.1.30    Other than the Permitted Exceptions and Current Facility Leases and Option Agreements, there are no leases, contracts or agreements in effect with respect to the Property which will survive the Closing and be binding upon Buyer or the Property.

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5.1.31    The Property and its current operation and use materially comply with all applicable municipal, county, state and federal laws, regulations, ordinances and orders and with all applicable municipal health and building laws and regulations (including, without limitation, the building and life safety codes), except to the extent that the failure to comply therewith would not have a material adverse effect on the business, property, condition (financial or otherwise) or operation thereof. There are no outstanding deficiencies or work orders with respect to the Property of any authority having jurisdiction over the Property requiring conformity to any applicable statute, regulation, ordinance or bylaw. No Seller has received written or oral notice from any licensing or certifying agency supervising or having authority over the Purchased Facilities requiring it to be reworked or redesigned or additional furniture, fixtures, equipment or inventory to be provided at any Purchased Facility so as to conform to or comply with any existing and applicable law, code or standard. The Purchased Facilities are and have been maintained and operated in compliance with the Occupational Safety and Health Act of 1970 (“OSHA”) and any similar state statute and the rules and regulations promulgated thereunder. None of Seller or, to the knowledge of the Seller, its respective predecessors in interest are or have been subject to an investigation by the U. S. Department of Labor, litigation over compliance with such rules and regulations or any fine, penalty or citation relating to or arising out of a violation or alleged violation of OSHA and any similar state statute and such rules and regulations.
5.1.32    To the best of Seller’s knowledge, there are no structural, mechanical or other conditions of the Purchased Facilities that would have an adverse effect on the ability of Buyer to operate the Purchased Facilities after Closing on a consistent basis with Seller’s operation of the Purchased Facilities prior to Closing. The Personal Property is in good condition and working order, normal wear and tear excepted.
5.1.33    Seller has maintained insurance policies that insure the Purchased Facilities and the other Personal Property continuously since the date Seller or any of its affiliates first owned or operated the Purchased Facilities. Such insurance policies are written on an occurrence basis, against physical damage, general liability, professional liability and worker’s compensation.
5.1.34    Seller has not: (a) made any contributions, payments or gifts to or for the private use of any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift is illegal under the laws of the United States or the jurisdiction in which made, (b) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on its books, (c) given or received any payments or other forms of remuneration in connection with the referral of patients that would violate the Medicare/Medicaid Anti-kickback Law, Section 1128(b) of the Social Security Act, 42 USC Section 1320a-7b(b), or any analogous state statute, or (d) made any payments to any person with the intention or understanding that any part of such payment was to be used for any purpose other than that described in the documents supporting the payment.
5.1.35    Since the date of the most recent Financial Statements, there has not been any material adverse change in the business, assets, condition (financial or otherwise) of the Purchased Facilities, and Seller has caused the Purchased Facilities to be operated in the ordinary course and in substantially the same manner as previously operated.
5.1.36    WITH RESPECT TO THE CONDITION OF THE PROPERTY, BUYER AGREES THAT EXCEPT WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES SPECIFICALLY MADE IN THIS AGREEMENT, BUYER IS RELYING ON ITS

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OWN INSPECTIONS, EXAMINATIONS AND INVESTIGATIONS IN MAKING THE DECISION TO PURCHASE THE PROPERTY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SPECIFICALLY CONTAINED IN THIS AGREEMENT AND ANY WARRANTY OF TITLE SET FORTH IN THE DEEDS TO BE DELIVERED AT CLOSING, IT IS UNDERSTOOD AND AGREED THAT SELLERS ARE NOT MAKING AND SPECIFICALLY DISCLAIM ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY. EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT OR ANY WARRANTY OF TITLE SET FORTH IN THE DEEDS TO BE DELIVERED AT CLOSING, BUYER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF SELLERS OR ANY AGENT OF SELLERS. AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, BUYER ACKNOWLEDGES AND AGREES THAT UPON CLOSING, SELLERS SHALL SELL, CONVEY, AND ASSIGN TO BUYER AND BUYER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS,” WITH ALL FAULTS. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS, COLLATERAL TO OR AFFECTING THE PROPERTY BY SELLERS, ANY AGENT OF SELLERS OR ANY THIRD PARTY. THE TERMS AND CONDITIONS OF THIS PARAGRAPH SHALL EXPRESSLY SURVIVE THE CLOSING, NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS AND SHALL BE INCORPORATED INTO THE DEED.
Section 5.2    By Buyer. Buyer represents and warrants as follows:
5.2.1    Buyer is duly formed, validly existing and, to the extent applicable, in good standing under the laws of the state of its organization/formation; is, or will be on the Closing Date, duly qualified and authorized to do business in the State to the extent such qualification is required to perform its obligations hereunder or under any Transaction Document to which it is a party; and has or will have on the Closing Date, full power, authority and legal right to execute and deliver and to perform and observe the provisions of this Agreement, the Transaction Documents and all other instruments provided for herein to which it is a party, and otherwise carry out the transactions contemplated hereunder and the Exhibits hereto.
5.2.2    This Agreement has been, and on the Closing Date all other documents to be delivered by Buyer pursuant to this Agreement will have been, duly authorized, executed and delivered by Buyer and constitute, and will constitute, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.
ARTICLE VI
COVENANTS OF THE PARTIES AND OTHER MATTERS
Section 6.1    Covenants of Seller and Lessee. Prior to the Closing Date for the Purchased Facilities, and Prior to the Closing Date of any applicable Option Property, Seller shall:
(i)    not amend or permit to be amended any agreement or other instrument related to the Property, other than as disclosed herein, or Seller’s or Lessee’s business;
(j)    timely pay or cause to be paid all income, property, sales and withholding taxes and all ad valorem and other taxes, liens and charges upon the Property and business operated thereon as they become due;

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(k)    not dispose of or encumber or permit the disposition or encumbrance of the Property or any portion thereof;
(l)    not enter into, or assume or permit to be entered into or assumed, any contract, agreement, obligation, lease, license or commitment related to the Property except as contemplated hereunder or under the other Transaction Documents or the Exhibits hereto or thereto and except for Resident and/or Patient Agreements entered into in the ordinary course of Seller’s or Lessee’s business;
(m)    not do any act or omit any act which would cause a breach of any contract, commitment or obligation which would have an adverse effect on the Property or the business conducted thereon;
(n)    promptly advise Buyer in writing of any adverse change in the financial position, assets or earnings of Owner, Seller or Lessee or their respective Affiliates, or in the financial position, assets or earnings of the Property;
(o)    not amend, terminate or waive or permit to be amended, terminated or waived any right related to the Property or the business conducted thereon;
(p)    afford the officers, attorneys, accountants, and other authorized representatives of Buyer access during normal business hours to the Property and to the books and records related to the Property and the business conducted thereon in order to afford Buyer such opportunity of review, examination and investigation as Buyer shall desire with respect to the same and permit Buyer to make extracts from, and take copies of, such books and records as may be reasonably necessary for such purposes;
(q)    give all notices to Governmental Authorities required by law for the transfer of the Property; and
(r)    take all action as may be necessary to comply promptly with any and all Governmental Requirements affecting the Property and all orders of any board of fire underwriters or other similar bodies in connection with the making of repairs and alterations, and promptly, and in no event later than twenty- four (24) hours from the time of its receipt, notify, Buyer of any failure of Seller to comply with the same.
Section 6.2    Notification of Changes. At any time at or prior to the Closing Date for the Purchased Facilities, and Prior to the Closing Date of any applicable Option Property, Seller shall promptly notify Buyer of (a) any change in the condition of the Property or any contiguous or neighboring property which could have a material adverse effect on the Property, Owner, Seller, Lessee or Buyer, or (b) any event or circumstance of which Seller becomes aware which makes any representation or warranty of Seller contained herein untrue or misleading, or any covenant of Owner, Seller or Lessee in the Transaction Documents incapable or less likely of being performed, it being understood that the obligation to provide notice to Buyer under this Section 6.2 shall in no way relieve Owner, Seller or Lessee of any liability for a breach by such party of any of its representations, warranties or covenants contained in the Transaction Documents.
Section 6.3    Effect Transaction; No Assumption of Liabilities. Seller shall take all actions necessary or desirable to effect the transactions contemplated herein. Except as expressly agreed

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otherwise in writing, Buyer shall not assume or otherwise be responsible for any liabilities or obligations of Seller of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created (collectively, the “Excluded Liabilities”). All liabilities and obligations of Seller, including the Excluded Liabilities, shall be retained by and remain obligations of Seller after the Closing.
Section 6.4    Indemnification. In addition to, and without limiting any indemnification obligation of Owner, Seller, Guarantors or Lessee under the Lease or under any other Transaction Document, Owner and Seller, jointly and severally, unconditionally and irrevocably indemnifies, protects and agrees to defend, reimburse and hold harmless Buyer and its Affiliates from and against any and all loss, cost or expense, including reasonable attorneys’ fees, arising from (i) the breach or violation of any representation or warranty of Owner or any Seller contained herein; (ii) the failure of Owner or Seller to satisfy or perform any covenant or other provision contained herein; (iii) any violation of any covenant, condition, or restriction affecting the Property by Owner or Seller; (iv) any encroachment of buildings or other improvements onto adjoining lands or onto easements or licenses or rights-of-way located on the Property which is not a Permitted Exception; (v) the presence or existence of any Hazardous Substance on, in or under the Property; and (vi) any claims made against Buyer or its Affiliates by any third party arising out of the transactions contemplated in this Agreement or the Exhibits hereto, including but not limited to any matters disclosed on Schedule 5.1.5. Payment shall not be a condition precedent to recovery under the foregoing indemnification provision. Subsection (iv) and (v) of this Section 6.4 shall only apply to the Option Properties as of April 1, 2016.
Section 6.5    Option Agreements. The Option Agreements shall not be amended, modified, assigned or delegated in any way by any party thereto without the prior written consent of Buyer, except as disclosed and described herein.
Section 6.6    Subleases. Seller agrees to enter subleases for the Option Properties with Ensign effective May 1, 2016 on terms acceptable to Buyer, Seller and Ensign as part of the Ensign Transaction. If the Ensign Transaction does not close Seller shall not be required to enter into any Subleases.
ARTICLE VII
OPTION PROPERTY
Section 7.1    Option Properties. Pursuant to the Option Agreements, Seller holds options to purchase the Option Property, described on Exhibit C, which exhibit is incorporated herein by reference, and all improvements, fixtures, Personal Property, Intangible Property rights and appurtenant rights and interests located on, affixed to, or used in connection therewith (each a “Purchase Option”).
7.1.2    Assignment of Purchase Option. Subject to the conditions of this Agreement, Seller hereby agrees to assign and transfer all of its interests in the Purchase Options and Option Agreements to Buyer upon the following terms and conditions:
(a)    NHI will exercise each Purchase Option under the time frames set forth below and subject to the terms and conditions set forth in the Ensign Transaction lease which shall include satisfactory legal review of applicable third party reports (Phase 1, Property Inspection, Title and ALTA Survey), organizational documents, due diligence and regulatory compliance. The exercise

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of each Purchase Option and obligation for Buyer to close thereunder shall be subject to and contingent upon Buyer entering into the lease with Ensign on or before May 31, 2016, and subject to and contingent upon Ensign entering into acceptable subleases with Seller for the Option Properties. The exercise of each Purchase Option and obligation for Buyer to close thereunder will also be subject to and contingent upon satisfactory regulatory performance of Ensign and the absence of any existing, pending or expected regulatory investigations or “bad boy” acts that would include any investigations for fraud, abuse related to any governing body or regulatory body over Ensign’s operations. Subject to the conditions contained herein, Buyer shall elect to have Seller assign all of its interests in each Purchase Option. Buyer shall provide written notice to Seller of such election between the first day of the thirteenth (13th) month and the last day of the fourteenth (14th) month following the receipt of notice of the respective Option Property passing of the DADS Life Safety Code Inspection, which notice shall be delivered to Buyer within five (5) days by the Seller. If Buyer fails to timely elect to have Seller assign all of its interests in any Purchase Option or if Buyer elects and fails to close in the timeframe required hereunder, Seller shall have no obligation to assign its interest in the applicable Purchase Option and may exercise the Purchase Option itself or take any other action it deems proper in regards to the applicable Purchase Option.
(b)    At Closing of the applicable Option Property, Seller agrees it shall assign all of its interest in the applicable Purchase Option, which Closing shall occur within ninety (90) days of the purchase option election notice by Buyer. Buyer shall pay Seller the Option Transfer Purchase Price upon such assignment. Upon the Closing under any Option Agreement, Seller shall provide Buyer with representations and warranties substantially equivalent to those contained in Section 5.1 for the subject Option Property if, and only if, the Ensign Transaction does not close.
ARTICLE VIII
MISCELLANEOUS
Section 8.1    Survival. All covenants, representations and warranties made by Owner, Seller and Buyer hereunder or in any certificates or other instruments delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement, the Closing and recordation of the Deed for a period of eighteen (18) months from the applicable Closing Date for each Purchased Facility and Option Facility.
Section 8.2    Brokers. Owner and Seller jointly and severally warrant that it has not had any contact or dealings with any Person or real estate broker which would give rise to the payment of any fee or brokerage commission in connection with this Agreement, and Owner and Seller shall indemnify, protect, reimburse, hold harmless and defend Buyer from and against any liability with respect to any fee or brokerage commission arising out of any act or omission of Owner, Seller or their respective Affiliates. Buyer warrants that it has not had any contact or dealings with any Person or real estate broker which would give rise to the payment of any fee or brokerage commission in connection with this Agreement, and Buyer shall indemnify, protect, hold harmless and defend Seller from and against any liability with respect to any fee or brokerage commission arising out of any act or omission of Buyer.
Section 8.3    Notices. Any notice, consent, approval, demand or other communication required or permitted to be given hereunder (a “notice”) must be in writing and may be served personally, by U.S. Mail or by a nationally recognized overnight courier service that provides written proof of delivery, such as Federal Express, Airborne, or UPS. If served by U.S. Mail or a nationally recognized overnight courier service, it shall be addressed as follows:

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If to Buyer:	Texas NHI Investors, LLC c/o National Health Investors, Inc. 222 Robert Rose Drive Murfreesboro, TN 37129 Attn: Kristin S. Gaines Phone: (615) 890-9100 Fax: (615) 225-3030 Email: kgaines@nhireit.com

with a copy to (which shall not constitute notice):	Stites & Harbison, PLLC 401 Commerce Street, Suite 800 Nashville, TN 37219 Attn: John Brittingham, Esq. Phone: (615) 782-2344 Fax: (615) 782-0723 Email: jbrittingham@stites.com

If to Owner or Seller:	c/o Legend Healthcare, LLC 1390 E. Bitters Road San Antonio, TX 78216 Attn: Doug Preston Phone: (210) 564-0100 Fax: (210) 564-0157 Email: dpreston@legendhc.com

with a copy to (which shall not constitute notice):	Strasburger & Price 2301 Broadway San Antonio, TX 78215 Attn: Chip Sugg, Esq. Phone: (210) 250-6165 Fax: (210) 258-2748 Email: chip.sugg@strasburger.com

If to Option Property Sellers:	_________________________________ _________________________________ _________________________________
Any notice which is personally served shall be effective upon the date of service; any notice given by U.S. Mail shall be deemed effectively given, if deposited in the U. S. Mail, registered or certified with return receipt requested, postage prepaid and addressed as provided above, on the date of receipt, refusal or non-delivery indicated on the return receipt. In addition, either party may send notices by facsimile or email (provided such facsimile or email is followed by delivery via another method permitted hereunder other than facsimile or email) or by a nationally recognized overnight courier service that provides written proof of delivery (such as Federal Express, DHL or UPS). Any notice sent by facsimile or email shall be effective upon confirmation of receipt in legible form, and any notice sent by a nationally recognized overnight courier shall be effective on the date of delivery to the party at its address specified above as set forth in the courier’s delivery receipt. Either party may, by notice to the other from time to time in the manner herein provided, specify a different address for notice purposes.
Section 8.4    Attorneys’ Fees. If Buyer or Seller brings an action at law or other proceeding against the others to enforce any of the terms, covenants or conditions hereof or any instrument

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executed pursuant to this Agreement, or by reason of any breach or default hereunder or thereunder, the party prevailing in any such action or proceeding and any appeal thereupon shall be paid all of its costs and attorneys’ fees by the non-prevailing party or parties, on a joint and several basis.
Section 8.5    Successors. This Agreement shall be binding upon Buyer, Owner and Seller and their respective successors and assigns. Notwithstanding the foregoing, the rights and obligations of Owner and Seller under this Agreement may not be assigned without the prior written consent of Buyer, which consent may be given or withheld in the sole and absolute discretion of Buyer. Buyer may, however, assign its rights and obligations hereunder without the consent of Seller.
Section 8.6    Waiver. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Buyer or Seller of a breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.
Section 8.7    Invalidity. In the event any one or more of the provisions contained in this Agreement shall, for any reason, be held to, be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.
Section 8.8    GOVERNING LAW. EXCEPT WHERE FEDERAL LAW IS APPLICABLE AND UNLESS OTHERWISE EXPRESSLY PROVIDED HEREIN, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS (WITHOUT REGARD OF PRINCIPLES OR CONFLICTS OF LAW).
Section 8.9    Bulk Sales. Buyer and Seller hereby waive compliance with the notice provisions of any bulk sales statute in effect in the State. Seller shall indemnify, defend and hold harmless Buyer from and against any and all claims, losses, damages, liabilities, costs and expenses (including reasonable legal fees and expenses) paid or incurred by Buyer and arising directly or indirectly out of noncompliance with bulk sales statutes.
Section 8.10    Counterparts. This Agreement may be executed in any number of counterparts (including electronic signature and signatures transmitted by facsimile), each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument.
Section 8.11    Entire Agreement. This Agreement, together with the other Transaction Documents, the Exhibits hereto and thereto and such other documents as are contemplated hereunder or thereunder, constitute the entire agreement of the parties in respect of the subject matter hereof, and may not be changed or modified except by an agreement in writing signed by the parties.
[END OF TEXT; SIGNATURES APPEAR ON FOLLOWING PAGES]

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IN WITNESS WHEREOF, the parties hereto have caused this Purchase and Sale Agreement to be executed effective as of the day and year first above written.
[SIGNATURE PAGE OF SELLER FOR PURCHASE AND SALE AGREEMENT]

BUYER:

TEXAS NHI INVESTORS, LLC, a Texas limited liability company

By: /s/ Eric Mendelsohn
Name: Eric Mendelsohn
Title: President
[Signatures continue on following pages.]

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[SIGNATURE PAGE OF SELLER FOR PURCHASE AND SALE AGREEMENT]

SELLER:

GLADEWATER REAL ESTATE, LP, a Texas limited partnership	FIREHOLE RIVER REAL ESTATE HOLDINGS – WEST SAN ANTONIO LTD, a Texas corporation
By: LHC Real Estate Holdings, Inc., a Texas corporation, its General Partner By: /s/ Martin Tomerlin	By: Legend Healthcare – Real Estate Holdings, LLC, a Texas limited liability company, its General Partner By: /s/ Martin Tomerlin
Name: Martin Tomerlin	Name: Martin Tomerlin
Title: President	Title: Manager

FIREHOLE RIVER REAL ESTATE HOLDINGS – GRANITE MESA, LTD, a Texas limited partnership	RGV REAL ESTATE HOLDINGS, LTD, a Texas corporation
By: Legend Healthcare – Real Estate Holdings, LLC, a Texas limited liability company, its General Partner By: /s/ Martin Tomerlin	By: RGV Real Estate GP, LLC, a Texas limited liability company, its General Partner By: /s/ Martin Tomerlin
Name: Martin Tomerlin	Name: Martin Tomerlin
Title: Manager	Title: President

FIREHOLE RIVER REAL ESTATE HOLDINGS – SONTERRA, LTD, a Texas limited partnership	FIREHOLE RIVER REAL ESTATE HOLDINGS – EULESS, LP, a Texas limited partnership
By: Legend Healthcare – Real Estate Holdings, LLC, a Texas limited liability company, its General Partner By: /s/ Martin Tomerlin	By: Firehole River, GP, Inc., a Texas corporation, its General Partner By: /s/ Martin Tomerlin
Name: Martin Tomerlin	Name: Martin Tomerlin
Title: Manager	Title: President

OWNER: LEGEND HEALTHCARE, LLC,	FIREHOLE RIVER REAL ESTATE HOLDINGS – KATY LTD., a Texas limited partnership
a Texas limited liability company By: /s/ Martin Tomerlin	By: Firehole River GP – Katy, LLC, a Texas limited liability company, its General Partner By: /s/ Martin Tomerlin
Name: Martin Tomerlin	Name: Martin Tomerlin
Title: Manager	Title: Manager

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EXHIBIT A
Legal Descriptions of Purchased Facilities
Legal Description of Gladewater Facility
All that certain 5.095 acre lot, tract or parcel of land situated in the H.W. Augustine Survey, A-8, City of Gladewater, Upshur County, Texas, being the same called 5.095 acre tract conveyed to Gladewater Real Estate, LP, a Texas Limited Partnership, by deed recorded in Upshur County Clerk’s File No. #200601772, Official Records of Upshur County, Texas, being a part of a called 8.699 acre tract conveyed to Kenneth Skipper as recorded in Volume 443, Page 544, Deed Records of Upshur County, Texas, said 5.095 acres being more particularly described as follows:
BEGINNING at crimped 1/2” iron pipe found for this SWC and the SWC of the overall 8.699 acre tract, also being located on the EBL of a called 16.67 acre tract conveyed to R.D. Carpenter and Loyce Carpenter as recorded in Volume 353, Page 731, Official Records of Upshur County, Texas;
THENCE N 00°38’21” W - 399.36’ (called 399.48’) along this WBL and the Carpenter EBL to a 1/2” iron rod found, for this NWC, and the SWC of the called 3.795 acre tract conveyed to Steven Skurlock and Jill Skurlock as recorded in Volume 250, Page 378, Official Records of Upshur County, Texas;
THENCE N 89°24’12” E - 566.42’ (called 566.19’) along this NBL and the Skurlock SBL to a 1/2” iron rod with RPLS #3940 cap, set for this NEC and the SEC of the Skurlock tract, said NEC being located N 89°24’12” E - 0.44’ from a 1/2” iron rod found, said NEC also being located on the West ROW of FM #2685;
THENCE along a curve in the West ROW of FM #2685 and this EBL, said curve having a radius of 1482.394’, an arc length of 34.87’ a central angle of 01°20’52”, a chord of S 03°00’15” W - 34.87’ to an “X” cut in a concrete drive;
THENCE S 02°19’42” W - 349.90’ along the EBL of this tract and the West ROW of FM #2685, to an “X” cut in the top of a concrete ROW Monument found;
THENCE along a curve in the West ROW of FM #2685, and this EBL, said curve having a radius of 1859.859’, an arc length of 15.22’, a central angle of 00°28’08”, a chord of S 02°33’53” W - 15.22’ to a 1/2” iron rod with RPLS #3940 cap, set for this SEC, being the SEC of the overall 8.699 acres, also being the NEC of the called 11.74 acre tract conveyed to Calvary Baptist Church tract as recorded in Volume 434, Page 69, Official Records of Upshur County, Texas, said SEC being located S 89°24’45” W - 0.38’ from a 1/2” iron rod found;
THENCE S 89°24’45” W - 545.23’ (called 545.08’) along this SBL and the NBL of the Calvary Baptist Church tract to this POINT OF BEGINNING, containing 5.095 acre, more or less.
Legal Description of Marble Falls Facility
Being 5.474 acres consisting of all of Lot 3E-1, a Minor Replat of Lot 3E and part of Tract 4, Holly-Naumann Subdivision Number Three (3), a subdivision located in the City of Marble Falls, Burnet County, Texas, as recorded in Cabinet 4, Slide 44-C of the Plat Records of Burnet County, Texas, also referenced under Clerk’s File No. 0709648 of the Official Public Records of Burnet County, Texas, and being more particularly described by metes and bounds as follows:
BEGINNING     at a 1/2” iron rod found at the northwest corner of said Lot 3E-1;
THENCE, N 28° 26’ 33” E, 333.78 feet to a 1/2” iron rod found along the northwest line of said Lot 3E-1;
THENCE, S 61° O5’ 46” E, 11.49 feet to a 1/2” iron rod found;
THENCE, N 28° 53’ 38” E, 64.98 feet to a 1/2” iron rod found marking the northeast corner of the herein described tract;
THENCE, S 61° 05’ 17” E, 581.56 feet to a 1/2” iron rod found marking the southeast corner of the herein described tract;
THENCE, S 26° 47’ 21” W, 64.96 feet to a 1/2” iron rod set with yellow cap marked “Rosin GRP 2906”;
THENCE, S 29° 18’ 18” W, 348.98 feet to a 1/2” iron rod found marking the southwest corner of the herein described tract;
THENCE, N 61° 05’ 55” W, 471.10 feet to a 1/2” iron rod found along the southwest line of the herein described tract;
THENCE, along a curve to the left with the following parameters:
Length     178.33 feet
Radius     60.00
Delta        170° 17’ 24”
Tangent     706.40
Chord         N 56° 18’ 27” W
Chord Distance 119.57 feet
to the POINT OF BEGINNING.
Legal Description of Sonterra Facility
Lot 14, Block 1, New City Block 16331, Temple Sage Subdivision, Unit 5, in the City of San Antonio, Bexar County, Texas, according to plat thereof recorded in Volume 9555, Page 190, as amended by Volume 9559, Page 187, Deed and Plat Records of Bexar County, Texas.
Legal Description of West San Antonio Facility
Lot 23, Block 8, New City Block 15417, Christ Temple Church-Replat, in the City of San Antonio, Bexar County, Texas, according to plat thereof recorded in Volume 9635, Page 63, Deed and Plat Records of Bexar County, Texas.
Legal Description of McAllen Facility
Lot Thirteen (13) and Lot Sixteen (16), RIDGE PLAZA, an addition to the City of McAllen, Hidalgo County, Texas, as per map or plat thereof recorded in Volume 39, Page 27, Map Records, Hidalgo County, Texas.
Legal Description of Euless Facility
Lot 1R, Block A, WESTPARK NURSING CENTER, an addition to the City of Euless, Tarrant County, Texas, according to the Replat recorded in Instrument No. D210042848 of the Plat Records of Tarrant County, Texas.
Legal Description of Katy Facility
Tract 1 (Fee):
A 2.3422 acre tract of land being all of Restricted Reserve “D” of Katy Medical Complex Sec. 2, a subdivision in Harris County, Texas according to the map or plat thereof recorded under Film Code No. 603146 of the Map Records of Harris County, Texas.
Tract 2 (Easement):
Appurtenant access easements as reflected by instruments recorded under Clerk’s File Nos. Y393343 (as amended by Z155583) and Z235932 of the Real Property Records of Harris County, Texas.

EXHIBIT B
Form of Bill of Sale and Assignment
(_________________________ Facility)
THIS BILL OF SALE AND ASSIGNMENT (this “Bill of Sale and Assignment”)’ is made this _____ day of ______________________, 2016, by and between _________________, a (“Transferor”), and Texas NHI Investors, LLC, a Texas limited liability company (“Transferee”). All capitalized terms used herein, but not specifically defined herein, shall have the meanings given to such terms in that certain Contract of Acquisition dated of even date herewith (the “Agreement”) by and between Transferor and Transferee.
RECITALS
A    Transferor is the owner of that certain real property located in _______________ County, Texas, consisting of approximately _____ acres as more particularly described in Exhibit A attached hereto and incorporated herein by this reference (the “Land”). Transferor is also the owner of all buildings, structures and other improvements situated on the Land comprising the approximately __________ square foot, __________ unit _________________ facility (collectively, the “Improvements”), together with the Personal Property (as defined herein) used in connection therewith. The Land and the Improvements shall be referred to herein, collectively, as the “Facility.”
B    Pursuant to the Agreement, Transferor is required to transfer and assign to Transferee as of the Closing Date (as defined in the Agreement) all of Transferor’s right, title and interest in and to the Facility, including the Personal Property.
C    In order to perfect the transfer and vesting of the Personal Property to and in Transferee and in order that Transferee shall be in possession of an instrument evidencing the same, as set forth more fully herein and in the Agreement, Transferor and Transferee have made and entered into this Bill of Sale and Assignment.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Transferor and Transferee hereby agree as follows:
1.    Transfer and Assignment of Personal Property. Effective as of the date hereof, Transferor hereby grants, assigns, transfers, conveys and delivers to Transferee, absolutely and unconditionally, and free from all encumbrances and other claims of any kind, all of Transferor’s right, title and interest in and to all Intangible Property (as defined in the Agreement) and all tangible personal property of every kind and nature located at, upon or about, or affixed or attached to, or installed in the Facility or used or to be used in connection with and incorporated into or otherwise relating to the Facility or its ownership, planning, development, construction, operation and/or maintenance, including the following:
(a)    All equipment, machinery, fixtures, furniture and furnishings and other tangible personal property, including all components thereof, now or on the Closing Date located in, on or used in connection with the Facility, including all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air cooling and air conditioning systems, apparatus, sprinkler systems, fire and theft protection equipment, built-in oxygen and vacuum systems, tools, repair parts, appliances and communications equipment, to the extent any of the foregoing items are not conveyed to Transferee as part of the Facility pursuant to the warranty deed executed by Transferor and delivered to Transferee concurrently herewith; and
(b)    Those specific items of tangible personal property described on Exhibit B attached hereto.
The foregoing is herein referred to, collectively, as the “Personal Property.” In no event shall the Personal Property include any of the Excluded Property (as defined in the Agreement). Transferor hereby warrants and defends unto Transferee, its successors and assigns, all right, title and interest in the Personal Property against every person whomsoever claiming all or any part thereof or interest therein.
2.    Acceptance. Except as otherwise provided in the Agreement, Transferee hereby accepts the foregoing transfer and assignment of Personal Property.
3.    Further Assurances. Transferor transfers the Personal Property to Transferee, its successor and assigns, to have and hold to and for its and their own use and benefit forever. Transferor, for itself and its successors and assigns, hereby covenants that, from time to time after the Closing Date, at Transferee’s request and without further consideration, Transferor shall execute and deliver such other instruments of conveyance and transfer and take such other actions as Transferee reasonably may require to vest more effectively the Personal Property in Transferee, its successors and assigns, and to place Transferee in possession of the Personal Property, and to do all other things and execute and deliver all other instruments and documents as may be required to effect the same.
4.    Enforcement. In the event of any action or suit by either party hereto against the other arising from or interpreting this Bill of Sale and Assignment, the prevailing party in such action or suit shall, in addition to such other relief as may be granted, be entitled to recover its costs of suit and actual attorneys’ fees, whether or not the same proceeds to final judgment.
5.    Successors and Assigns. This Bill of Sale and Assignment shall be binding upon and inure to the benefit of Transferor and Transferee and their respective successors and assigns.
6.    Counterparts. This Bill of Sale and Assignment may be executed in multiple counterparts, all of which shall be but one and the same instrument, binding on all parties when all separately executed copies have been fully delivered.
7.    Governing Law. This Bill of Sale and Assignment shall be construed and enforced according to and governed by the laws of the State in which the Land is located.
IN WITNESS WHEREOF, Transferor and Transferee have executed this Bill of Sale and Assignment as of the date first written above.

“Transferor”	“Transferee”

_____________________________________	TEXAS NHI INVESTORS, LLC, a Texas limited liability company

Name: Title:	By:
Name: Eric Mendelsohn
Title: CEO and President
[INSERT NAME OF APPROPRIATE ENTITY FOR EACH OF TRANSFEROR AND TRANSFEREE.]

EXHIBIT A TO BILL OF SALE AND ASSIGNMENT
[ Legal Description — Land ]
EXHIBIT B TO BILL OF SALE AND ASSIGNMENT
[Itemized List of Personal Property]

EXHIBIT C
Legal Description of Option Properties
Legal Description of New Braunfels Facility
Lot 1, Generations Subdivision, a subdivision in Comal County, Texas according to the map or plat recorded under Document No. 2014 06020124, Map and Plat Records of Comal County, Texas.
Legal Description of Waxahachie Facility
BEING all that certain lot, tract, or parcel of land situated in the HENRI LEVY SURVEY, Abstract No. 629 in the City of Waxahachie, Ellis County, Texas, and all of a called 6.3253 acre tract of land as conveyed to WCE 2013 Charitable Remainder Unitrust by deed as recorded in Volume 2733, Page 1190 of the Official Public Records of Ellis County, Texas (OPRECT), and being a 1.314 acre portion of a called 10.083 acre tract of land as conveyed to William C. Estes by deed as recorded in Volume 2724, Page 1690 of the Official Public Records of Ellis County, Texas (OPRECT), and the aforesaid two tracts being contiguous and hereinafter considered as one tract and being more particularly described as follows:
BEGINNING at a 1/2” steel rod found with cap #4466 for the northeast corner of said 6.3253 acre tract and same for this tract and the northwest corner of the residual of a called 57.928 acre tract of land conveyed to Moritz Interests, Ltd. by deed as recorded in Volume 1844, Page 1118 OPRECT in the south line of a called 186.005 acre tract of land conveyed to Moritz Interests, Ltd. by deed as recorded in Volume 1826, Page 699 OPRECT and being in the occupied north line of said LEVY survey and the occupied south line of the HENRY SANGE SURVEY, Abstract No. 1009; said northeast corners bears N 88°39’12” E, 958.62 feet from a 5/8” steel rod found for the northwest corner of said 10.083 acre tract in the east line of U.S. HIGHWAY 77 NORTH, a variable width right of way; (with the bearing basis for this description from GPS observation, Texas Co-Ordinate System, North Central Zone, and having a beginning co-ordinate of: Northing = 6844573.87, Easting = 2481660.91)
THENCE S 06°05’10” W, 620.74 feet (same as deed) to a 1/2” steel rod set for the southeast corner of said 6.3253 acre and same for this tract and an existing southwest corner of said residual of 57.928 acre tract and in the north line of COUNTRY MEADOWS BOULEVARD, a 60’ wide right of way as dedicated in Cabinet G, Slide 124 of the Plat Records of Ellis County, Texas (PRECT);
THENCE along the south line of said 6.3253 acre tract and same for this tract and the north line of said COUNTRY MEADOWS BOULEVARD as follows:
Southwesterly, 12.72 feet along the arc of a counter clockwise curve having a radius of 480.00 feet (Long Chord=S 81°17’37” W, 12.72 feet) to a 1/2” steel rod set;
Southwesterly, 108.74 feet along the arc of a clockwise curve having a radius of 420.00 feet (Long Chord=S 88°03’20” W, 108.44 feet) to a 1/2” steel rod set;
N 84°31’37” W, 21.27 feet to a 1/2” steel rod set;
Northwesterly, 247.77 feet along the arc of a clockwise curve having a radius of 420.00 feet (Long Chord=N 67°37’37” W, 244.19 feet) to a 1/2” steel rod set;
N 50°43’37” W, 119.72 feet to a 1/2” steel rod set;
Northwesterly, 5.18 feet along the arc of a counter clockwise curve having a radius of 480.00 feet (Long Chord=N 51°02’11” W, 5.18 feet) to a 1/2” steel rod set for the southwest corner of said 6.3253 acre tract and the southeast corner of said 1.314 acre portion of said 10.083 acre tract;
THENCE Northwesterly, 158.47 feet continuing along the arc of said counter clockwise curve having a radius of 480.00 feet (Long Chord=N 60°48’13” W, 157.75 feet) and along the south line of said 10.083 acre tract and same for this tract and the north line of said COUNTRY MEADOWS BOULEVARD along the arc of said curve to a 1/2” steel rod set for the southwest corner of said 1.314 acre portion of said 10.083 acre tract and same for this tract;
THENCE N 06°00’00” E, 358.97 feet through said 10.083 acre tract and along the west line of this tract to a 1/2” steel rod set for the northwest corner of said 1.314 acre portion of said 10.083 acre tract and same for this tract in the north line of said 10.083 acre tract and in the south line of said 186.005 acre tract and in said LEVY-SANGE survey line, said northwest corner bears N 88°39’12” E, 327.69 feet from a 5/8” steel rod found for the northwest corner of said 10.083 acre tract in the east line of U.S. HIGHWAY 77 NORTH, a variable width right of way;
THENCE N 88°39’12” E along the north line of said 10.083 acre tract and same for this tract and the south line of said 186.005 acre tract and along said survey line, passing at 146.20 feet a 1/2” steel rod set for the northeast corner of said 1.314 acre portion of said 10.083 acre tract and the northwest corner of said 6.3253 acre tract, continuing along the north line of the 6.3253 acres tract, in all, 630.93 feet to the POINT OF BEGINNING and containing approximately 7.6363 acres of land.
Legal Description of Garland Facility
Tract 1:
Lot 2R, Block 1, of ILT Addition Replat of Lots 2&3, Block 1, an addition to the City of Garland, Dallas County, Texas, according to the Map or Plat thereof recorded under Document No. 201500066626, Official Public Records of Dallas County, Texas.
Tract 2:
Easement estate as defined and established by that certain Reciprocal Easement Agreement by and between Harold F. Peek d/b/a Peek Properties, et al. and QuickTrip Corporation, dated September 23, 2008, and recorded under Document No. 200800310888, Official Public Records of Dallas County, Texas.
Tract 3:
Easement estate as defined and established by that certain Utility Easement executed by The Charter School Fund II – Garland LLC, an Idaho limited liability company to Crossroads Centre, a Texas general partnership, Peek Properties & Investments, Ltd., a Texas limited partnership, and Harold F. Peek, individually, as recorded under Document No. 201300062737, Official Public Records of Dallas County, Texas.
Tract 4:
Easement estate as defined and established by that certain Drainage Easement executed by The Charter School Fund II – Garland LLC, an Idaho limited liability company to Crossroads Centre, a Texas general partnership, Peek Properties & Investments, Ltd., a Texas limited partnership, and Harold F. Peek, individually, as recorded under Document No. 201300062738, Official Public Records of Dallas County, Texas.
Tract 5:
Easement estate as established and defined by that certain Cross Access Easement recorded under Document No. 201500067247, Official Public Records of Dallas County, Texas.
Legal Description of Fort Worth Facility
BEING all that certain tract or parcel of land situated in Tarrant County, Texas, and being 10.64 acres of land situated in the William McCowen Survey, Abstract No. 999, approximately 12 miles Northeast of Fort Worth, Texas, and being more particularly described by metes and bounds as follows:
BEGINNING at a found 3/8” iron rod on the South right-of-way line of Golden Triangle Boulevard (120’ ROW), formerly known as County Road No. 4012, said point being on the common line between the E. Crawford Family Limited Partnership tract (Volume 12931/ Page 414) and the Piedmont Beach Partners, L.P. tract (15463/90);
THENCE South 00 degrees 19 minutes 17 seconds East, with the common line between said Crawford tract and said Piedmont Beach Partners, L.P. tract, for a distance of 710.71 feet to a 5/8” iron rod with cap stamped “TNP” set at the most southerly northeast corner of Crawford Farms Blocks 1 thru 9 addition, an addition to the City of Fort Worth, as shown on plat recorded in Cabinet A, Slide 7124, Plat Records of Tarrant County, Texas;
THENCE South 89 degrees 32 minutes 24 seconds West, with a north line of said Crawford Farms addition, for a distance of 632.78 feet to a 5/8” capped iron rod (stamped “TNP”) set in an ell corner of said Crawford Farms addition;
THENCE North 04 degrees 31 minutes 54 seconds East, along an east line of said Crawford Farms addition, for a distance of 715.80 feet to a 5/8” iron rod with cap stamped “5136” found on the south right-of-way line of said Golden Triangle Boulevard;
THENCE North 00 degrees 13 minutes 20 seconds West, for a distance of 60.43 feet;
THENCE North 89 degrees 46 minutes 40 seconds East, a distance of 572.46 feet;
THENCE South 0 degrees 00 minutes 00 seconds, for a distance of 60.43 feet to the POINT OF BEGINNING, and containing 10.64 acres of land, more or less of which 0.79 acre lies within Golden Triangle Boulevard, leaving a net area of 9.85 acres.
Legal Description of Austin Facility
Lot I, Block A, of COLLINWOOD WEST SECTION 1-B, a subdivision in Travis County, Texas, according to the map or plat recorded under Document Number 200000112 of the Official Public Records of Travis County, Texas, as affected by that Certificate of Approval recorded under Document Number 2000055229 of the Official Public Records of Travis County, Texas, and by that Confirmation and Ratification of Plat recorded under Document Number 2002000774 of the Official Public Records of Travis County, Texas.

EXHIBIT D
Base Purchase Price Allocation

Purchased Facilities

Gladewater Facility	$18,600,000.00

Marble Falls Facility	$15,550,000.00

Sonterra Facility	$17,200,000.00

West San Antonio Facility	$17,017,683.00

McAllen Facility	$10,217,317.00

Euless Facility	$13,375,000.00

Katy Facility	$16,040,000.00

TOTAL FOR ALL PURCHASED FACILITIES	$108,000,000.00

Austin Facility	$10,500,000.00

EXHIBIT E
Names of Buyer’s Affiliates in which title to each Property is to be vested are as listed below:

Property Identification	Grantee/Transferee
Gladewater Facility	Texas NHI Investors, LLC
Marble Falls Facility	Texas NHI Investors, LLC
Sonterra Facility	Texas NHI Investors, LLC
West San Antonio Facility	Texas NHI Investors, LLC
McAllen Facility	Texas NHI Investors, LLC
Euless Facility	Texas NHI Investors, LLC
Katy Facility	Texas NHI Investors, LLC

Austin Facility	Texas NHI Investors, LLC
New Braunfels Facility	Texas NHI Investors, LLC or affiliate
Waxahachie Facility	Texas NHI Investors, LLC or affiliate
Garland Facility	Texas NHI Investors, LLC or affiliate
Fort Worth Facility	Texas NHI Investors, LLC or affiliate

EXHIBIT F
Second Lease Amendment to Master Lease
See attached.

SCHEDULE 5.1.5
Threatened/Pending Litigation

Facility	Claimant	Date of Incident	Details/Request

Gladewater Facility	N/A	N/A	N/A
Austin Facility	City of Austin	N/A	City of Austin against the Travis County Appraisal District, et al, under Cause No. D-1-GN-14-003492
Marble Falls Facility	N/A	N/A	N/A
Sonterra Facility	N/A	N/A	N/A
West San Antonio	N/A	N/A	N/A
McAllen Facility	N/A	N/A	N/A
Euless Facility	N/A	N/A	N/A
Katy Facility	N/A	N/A	N/A

20289N:160040:1158741:10:NASHVILLE